EXHIBIT 99


TRANSIT GROUP COMPLETES ACQUISITION OF RAINBOW
TRUCKING, THE COMPANY'S FIFTH TRANSACTION IN A
SIX-MONTH PERIOD

December 30, 1997 4:54 EST

ATLANTA--(BUSINESS  WIRE)--Dec. 30, 1997--Transit Group, Inc. (Nasdaq Small Cap:
TRGP) today announced that it has completed the previously announced acquisition of Rainbow Trucking, a privately held full load, long haul trucking company and two affiliate companies based in Louisville, Kentucky. Under the terms of the definitive agreements, Transit Group has issued 679,246 new shares of the Company's common stock to the sellers, representing a total value of approximately $4.5 million. Transit Group currently has approximately 19 million common shares outstanding.

Commenting on the announcement, Philip A. Belyew, President and Chief Executive Officer of the Company, said "This acquisition represents an important step for Transit Group for several reasons. As the fifth acquisition we have completed this year, it increases our already strong position in the truckload industry, increasing our annual revenue base by more than 10% and enhancing our future profitability. It also is a milestone event for us in that Rainbow is our first "tuck in" transaction - a follow-on acquisition in a particular market that allows us to consolidate our operations there to create synergies and operating efficiencies." Belyew noted that Transit Group acquired Louisville, Kentucky-based Capital Warehouse, Inc. in August 1997.

"As we look ahead to the coming year, we believe market forces will continue to accelerate consolidation in the truckload transportation industry," Belyew added. "Against this backdrop, we plan additional acquisitions in the first quarter of 1998."

Rainbow Trucking currently operates a fleet of 83 power units, including 10 owner/operated tractors, as well as 167 trailers, in the Southeastern and Southwestern regions of the country. The company serves customers in the plastics, textiles, electronics, paper and retail industries.
Its 1997 revenues are expected to approach $12.5 million.

Comments in this new release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company in the business of acquiring and consolidating short- and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. Trucking companies that operate as parts of Transit Group are located in Alabama, Florida, Kentucky and North Carolina, and comprise a fleet of almost 500 trucks and 1,200 trailers, serving customers nationwide.